Exhibit 99.1

Tidewater Elects James C. Day To Its Board of Directors

NEW ORLEANS, September 6, 2007 – Tidewater (NYSE: TDW) today announced the election of James C. Day to its Board of Directors for a term expiring in July 2008.

Mr. Day comes to Tidewater with a distinguished and successful career in the oil and gas industry with thirty years of experience. Mr. Day is the retired Chairman of the Board and former CEO of Noble Corporation, founded in Oklahoma in 1921 and is currently one of the world’s largest offshore drilling companies. During his 23 year tenure with Noble Corporation, the company evolved from primarily a domestic land drilling contractor to an international offshore drilling leader operating in fourteen countries. Noble’s market capitalization grew tremendously during this timeframe and the company became a member of the Fortune 500.

Mr. Day earned his Bachelor of Science degree in Business Administration from Phillips University located in Enid, Oklahoma. On April 26, 2007, Mr. Day was awarded an Honorary Degree of Doctor of Humane Letters from the University of Oklahoma.

Mr. Day serves on the Board of Directors of ONEOK, Inc. and as Trustee of The Samuel Roberts Noble Foundation. He has served on the Board of the Offshore Energy Center, and the American Petroleum Institute (API), where he previously served on the Policy Committee and as Chairman of the General Membership Committee. He has also served on a multitude of industry and civic associations throughout his career.

Tidewater Inc. owns 454 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer 504-566-4506

SOURCE: Tidewater Inc.